RB CAPITAL & EQUITIES, INC. AND SUBSIDIARIES
                 Consolidated Proforma Statement of Operations
                      For the Year Ended December 31, 1998
                                  (Unaudited)


                                                        Miramar
                                           RB Capital     Road       GAM
REVENUES

Rental Revenue                                 $  -    $ 447,175    $ 324,418

Operating revenue                            650,883            -            -
   Cost of revenues                          118,252      253,931      178,695

     Net revenues                            532,601      193,244      145,723
COSTS AND EXPENSES

   Amortization and depreciation               1,657            -            -
   Bad debt                                   31,827            -            -
   Interest                                        -      260,280      156,472
   Rental operating costs                          -            -            -
   Loss on sale of real estate                     -            -      114,755
   Markdown of real estate                         -            -      243,359
   General and administrative                187,123      167,581       35,158

     Total Costs and Expenses                220,607      427,861      549,744

NET INCOME (LOSS) FROM                       312,023    (234,617)    (404,021)

OTHER INCOME (EXPENSE)

   Loss on sale of marketable securities    (107,631)           -            -
   Loss on valuation of marketable          (303,006)           -            -
   Interest and other income                   1,765            -            -

     Total Other Income (Expense)           (408,872)           -            -

INCOME (LOSS) BEFORE TAXES                   (96,878)    (234,617)    (404,021)
INCOME TAX (EXPENSE) BENEFIT                  34,752            -            -

NET INCOME (LOSS)                      $    (62,096) $   (234,617)   $(404,021)




                                                Proforma    Proforma
                                                Adjustments Consolidated

REVENUES

   Rent                                            $ -    $   771,593
   Operating revenue                                 -        650,883
   Cost of revenues                                  -        55,08782

     Net revenues                                    -        871,568

COSTS AND EXPENSES

   Amortization and depreciation                     -          1,657
   Bad debt                                          -         31,827
   Interest                                          -        416,752
   Rental operating costs                            -              -
   Loss on sale of real estate                       -        114,755
   Markdown of real estate                           -        243,359
   General and administrative                   25,000        414,862

     Total Costs and Expenses                   25,000      1,223,212

NET INCOME (LOSS) FROM
 OPERATIONS                                    (25,000)      (351,644)

OTHER INCOME (EXPENSE)

   Loss on sale of marketable securities             -       (107,631)
   Loss on valuation of marketable                   -       (303,006)
   Interest and other income                         -          1,765

     Total Other Income (Expense)                    -       (408,872)

INCOME (LOSS) BEFORE TAXES                     (25,000)      (760,516)

INCOME TAX (EXPENSE) BENEFIT                         -         34,752

NET INCOME (LOSS)                          $   (25,000)   $  (725,764)

                 See the Summary of Assumptions and Disclosures.

                  RB CAPITAL & EQUITIES, INC. AND SUBSIDIARIES
                     Summary of Assumptions and Disclosures

NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              a.  Business Organization


RB Capital & Equities, Inc. (the Company) entered into a Purchase Agreement (Agreement) with the shareholders of American Health Systems, Inc. (AHSY) on March 15, 1999 whereby the shareholders of AHSY agreed to sell their 99% interest in Miramar Road Associates (MAR) and Gam Properties, Inc. (GAM). MRA and GAM were both purchased through the issuance of two notes payable in the amount of $700,000 each. There were no prior material relationships between or among any of the shareholders of AHSY and the Company or any of their officers, directors, associates or affiliates. The acquisition was completed on March 15, 1999. It did not require the use of any funds. The Company had its rates retired pursuant to the issuance of preferred stock and common stock by Triad Industries, Inc. The Company completed a reverse merger with Triad Industries, Inc. on March 15, 1999. RB Capital & Equities, Inc. is a wholly-owned subsidiary of Triad Industries, Inc. Triad Industries, Inc. issued 700,000 shares of $1.00 preferred stock for MRA. Triad Industries, Inc. issued 1,120,000 shares of restricted common stock at $0.625 per share or $700,000 for GAM. The common stock of Triad Industries, Inc. issued in connection with the acquisition have not been registered under the Securities Act of 1933. The acquisition will be accounted for as a purchase per the requirements of APB No. 16.

There was no goodwill recorded in the purchase transaction because the assets of GAM and MRA were adjusted to fair market value.

MRA is a commercial real estate operation. MRA owns a 51,000 square foot commercial building which it leases to others. The assets of MRA is comprised of cash, real estate, and prepaid expenses. MRA will continue its present operations.

GAM is a residential real estate operation. GAM owns six residential real properties which it leases to others. The assets of GAM are comprised of cash, real estate and prepaid expenses. GAM will continue its present operations.

b. Proforma Adjustments

The proforma financial statements have been prepared as though the acquisition of MRA & GAM by the Company occurred on January 1, 1998.


              1)     General and administrative            $           25,000
                     Accounts payable                                 (25,000)
                                                           $           -

              To accrue merger costs.